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                                                                    EXHIBIT 14.1


                           CHIEF EXECUTIVE OFFICER AND
                             CHIEF FINANCIAL OFFICER
                           CODE OF PROFESSIONAL ETHIC

                                December 15, 2003
Preface

The Chief Executive Officer and the Chief Financial Officer (the "Officers") hold important and elevated roles in corporate governance. The Officers are vested with both the responsibility and authority to protect, balance and preserve the interests of all of the Company's stakeholders, including shareholders, clients, employees, suppliers and citizens of the communities in which business is conducted. The Officers fulfill this responsibility by prescribing and enforcing the polices and procedures employed in the operation of the Company's financial organization, and by demonstrating the following:

I.  HONEST AND ETHICAL CONDUCT

        The Officers will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that:

        - Encourage and reward professional integrity in all aspects of the financial organization, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from the financial organization or the Company itself.

        - Prohibit and eliminate the appearance or occurrence of conflicts between what is in the best interest of the Company and what could result in material personal gain for the Officers.

        - Provide a mechanism for members of the finance organization to inform management of deviations in practice from policies and procedures governing honest and ethical behavior.



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        -    Demonstrate their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout the organization.

II.     FINANCIAL RECORDS AND PERIODIC REPORTS

         Senior Officers will establish and manage the Company's transaction and reporting systems and procedures to ensure that:

        - Business transactions are properly authorized and completely and accurately recorded on the Company's books and records in accordance with Generally Accepted Accounting Procedures ("GAAP") and established Company financial policy.

        - The retention or proper disposal of Company records shall be in accordance with established Company financial polices and applicable legal and regulatory requirements.

        - Periodic financial communications and reports will be delivered in a manner that facilitates the highest degree of clarity of content and meaning so that readers and users will quickly and accurately determine their significance and consequence.

III.     COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS

The Officers will establish and maintain mechanisms to:

        - Educate members of the Company about any federal, state or local statute, regulation or administrative procedure that affects the operation of the finance organization and the Company generally.

        - Monitor the compliance of the finance organization with any applicable federal, state or local statute, regulation or administrative rule.

        - Identify, report and correct in a swift and certain manner, any detected deviations from applicable federal, state or local statute or regulation.


Accepted and acknowledged:                        /s/ Richard Agree
                                                  -------------------------
                                                  Richard Agree


                                                  /s/ Kenneth R. Howe
                                                  -------------------------
                                                  Kenneth R. Howe